SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)

Filed by the Registrant                        [X]

Filed by a Party other than the Registrant     [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to /section/240.14a-12



                         PRIORITY HEALTHCARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                         PRIORITY HEALTHCARE CORPORATION


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 15, 2000

     The annual meeting of shareholders of Priority Healthcare Corporation will be held at SunTrust Bank Central Florida, N.A., Second Floor Tower 2 Campus Room, 200 South Orange Avenue, Orlando, Florida, on Monday, May 15, 2000, at 11:00 a.m., Orlando time, for the following purposes:

     (1) To elect three directors to serve until the 2003 annual meeting of shareholders and until their successors are elected and have qualified;

     (2) To approve the appointment of PricewaterhouseCoopers LLP as auditors for the Company for 2000;

     (3) To approve the proposed amendment to the Company's Restated Articles of Incorporation which increases the number of authorized shares of the Company's Class A Common Stock from 15,000,000 to 55,000,000;

     (4) To approve the proposed amendment to the Company's Restated Articles of Incorporation which increases the number of authorized shares of the Company's Class B Common Stock from 40,000,000 to 180,000,000; and

     (5) To transact such other business as may properly come before the meeting.

     All shareholders of record at the close of business on March 14, 2000 will be eligible to vote.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY FORM IN THE ACCOMPANYING ADDRESSED, POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.



                                       Barbara J. Luttrell, Secretary

                         PRIORITY HEALTHCARE CORPORATION

                               250 TECHNOLOGY PARK
                                    SUITE 124
                            LAKE MARY, FLORIDA 32746

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 2000



     This statement is being furnished to shareholders on or about April 14, 2000 in connection with a solicitation by the Board of Directors of Priority Healthcare Corporation (the "Company") of proxies to be voted at the annual meeting of shareholders to be held at 11:00 a.m., Orlando time, Monday, May 15, 2000, at the SunTrust Bank Central Florida, N.A., Second Floor Tower 2 Campus Room, 200 South Orange Avenue, Orlando, Florida, for the purposes set forth in the accompanying Notice.

     The holders of record of shares of the Company's Class A Common Stock, $0.01 par value per share ("Class A Common Stock"), and Class B Common Stock, $0.01 par value per share ("Class B Common Stock," together with the Class A Common Stock, "Common Stock"), outstanding at the close of business on March 14, 2000, the record date for the meeting, are entitled to vote at the meeting. On that date, there were 4,787,927 shares of Class A Common Stock and 16,105,502 shares of Class B Common Stock outstanding and entitled to vote at the meeting. On all matters, including the election of directors, each shareholder will have three votes for each share of Class A Common Stock held and one vote for each share of Class B Common Stock held. Accordingly, the Common Stock outstanding on the record date represents an aggregate of 30,469,283 votes.


     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. If a shareholder executes more than one proxy, the proxy having the latest date will revoke any earlier proxies. A shareholder attending the meeting will be given the opportunity to revoke his or her proxy and vote in person.

     Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as directors of all nominees listed under Proposal 1 and for Proposals 2, 3 and 4. Election of directors will be determined by the vote of a plurality of the votes cast by holders of both classes of Common Stock on such election. Approval of Proposal 2 will be subject to the vote of a greater number of votes cast by holders of both classes of Common Stock favoring approval than the votes cast opposing it. Approval of Proposal 3 will be subject to the vote of (i) a greater number of votes cast by holders of Class A Common Stock favoring approval than those opposing it and (ii) a greater number of votes cast by holders of both classes of Common Stock favoring approval than those opposing it. Approval of Proposal 4 will be subject to the vote of (i) a greater number of votes cast by holders of Class B Common Stock favoring approval than those opposing it and (ii) a greater number of votes cast by holders of both classes of Common Stock favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, with respect to all of the proposals, neither broker non-votes nor abstentions will affect the determination of whether such proposals will be approved.

     The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the meeting. If other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

     The cost of the solicitation of proxies will be borne by the Company.

                              ELECTION OF DIRECTORS

NOMINEES

     The Board of Directors of the Company consists of eight directors divided into three classes. Two classes contain three directors each, and the third class contains two directors. The term of one class of directors expires each year. Generally, each director serves until the annual meeting of shareholders held in the year that is three years after such director's election and until such director's successor is elected and has qualified.

     Three directors are to be elected at the meeting, each to hold office for a term to expire at the 2003 annual meeting of shareholders and until his or her successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of Messrs. William E. Bindley and Steven D. Cosler and Ms. Rebecca M. Shanahan. Each of the nominees for director is presently a director. If any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person.

     Unless otherwise indicated in a footnote to the following table, the principal occupation of each director or nominee has been the same for the last five years, and such person possesses sole voting and investment power with respect to the shares of Class B Common Stock and Class A Common Stock indicated as beneficially owned by such nominee. The number of shares of Class B Common Stock shown as beneficially owned by each director includes any shares of Class A Common Stock beneficially owned by such director, as indicated, because any holder of shares of Class A Common Stock may request to convert any or all of such shares into shares of Class B Common Stock at any time on a one-for-one basis. There is no family relationship between any of the directors or executive officers of the Company.

                                                                   CLASS B COMMON STOCK    CLASS A COMMON STOCK
                                                                  ----------------------  ----------------------
                                                                      SHARES                  SHARES
                                                                   BENEFICIALLY  PERCENT   BENEFICIALLY PERCENT
                                       PRESENT                       OWNED ON    OF CLASS    OWNED ON   OF CLASS
                                      PRINCIPAL           DIRECTOR  JANUARY 31,  (IF MORE  JANUARY 31,  (IF MORE
      NAME            AGE            OCCUPATION             SINCE      2000      THAN 1%)     2000      THAN 1%)
------------------    ---  -----------------------------  -------- ------------  --------  ----------   --------
                                             NOMINEES FOR DIRECTOR
            (Nominees for a three-year term to expire at the annual meeting of shareholders in 2003)

William E. Bindley     59  Chairman of the Board of the     1994   3,016,424(1)   15.3%    2,958,947(2)  58.8%
                           Company; Chairman, Chief
                           Executive Officer and
                           President of Bindley Western
                           Industries, Inc. ("BWI") (3)

Steven D. Cosler       44  Executive Vice President and     2000      97,185(4)        ---     2,013       ---
                           Chief Operating Officer (5)

Rebecca M. Shanahan    46  Vice President, Managed Care     1997       5,569(6)        ---         0       ---
                           of the University of Chicago
                           Hospitals and Health Systems
                           (7)

                                                                   CLASS B COMMON STOCK    CLASS A COMMON STOCK
                                                                  ----------------------  ----------------------
                                                                      SHARES                  SHARES    PERCENT
                                                                   BENEFICIALLY  PERCENT   BENEFICIALLY OF CLASS
                                       PRESENT                       OWNED ON    OF CLASS    OWNED ON   (IF MORE
                                      PRINCIPAL           DIRECTOR  JANUARY 31,  (IF MORE  JANUARY 31,  THAN 1%)
      NAME            AGE            OCCUPATION             SINCE      2000      THAN 1%)     2000
------------------    ---  -----------------------------  -------- ------------  --------  ----------   --------
                                         DIRECTORS CONTINUING IN OFFICE
                          (Term expiring at the annual meeting of shareholders in 2001)

Michael D. McCormick   52  Executive Vice President,        1994     133,994(8)        ---   122,736(9)      2.4%
                           General Counsel and Secretary
                           of BWI (10)

Thomas J. Salentine    60  Executive Vice President and     1994     234,918(11)      1.4%   144,991         2.9%
                           Chief Financial Officer of BWI
                           (12)

                          (Term expiring at the annual meeting of shareholders in 2002)

Robert L. Myers        54  President and Chief Executive    1997     335,466(13)      2.0%     6,410       ---
                           Officer of the Company (14)

Donald J. Perfetto     53  Executive Vice President,        1999      82,427(15)       ---         0       ---
                           Chief Financial Officer and
                           Treasurer of the Company (16)

Richard W. Roberson    53  President of Sand Dollar         1997      31,910(6)        ---         0       ---
                           Partners, Inc. (investment and
                           consulting firm) (17)

---------------
(1) Includes 2,958,947 shares of Class A Common Stock (see footnote 2 below for a description of the manner by which certain of such shares of Class A Common Stock are held). Excludes 5,254 shares of Class A Common Stock and 3,000 shares of Class B Common Stock held by Mr. Bindley's spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(2) Includes 43,387 shares of Class A Common Stock held by two family foundations and 38,751 shares of Class A Common Stock held by a charitable remainder trust of which Mr. Bindley is the trustee and has investment control. Excludes 5,254 shares of Class A Common Stock held by Mr. Bindley's spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(3) Mr. Bindley also serves on the Board of Directors of Bindley Western Industries, Inc. ("BWI"), a distributor of pharmaceuticals and related products, and of Shoe Carnival, Inc., a shoe retailer. Mr. Bindley was the Chief Executive Officer of the Company from July 1994 until May 1997 and the President of the Company from May 1996 until July 1996.

(4) Does not include shares subject to stock options which are not exercisable within 60 days. Includes 2,013 shares of Class A Common Stock and presently exercisable stock options to purchase 90,528 shares of Class B Common Stock granted under the Company's 1997 Stock Option and Incentive Plan. Includes 2,445 shares of Class B Common Stock jointly held with Mr. Cosler's spouse.

(5) From April 1992 to October 1995, Mr. Cosler served as Senior Vice President of CoreSource, Inc. and served as President of CoreSource/First Benefit in which he dealt with third party administration and health care management. From November 1995 to June 1996, Mr. Cosler performed independent consulting services. From July 1996 to July 1997, Mr. Cosler was Senior Vice President and General Manager of Priority Healthcare Services Corporation, a subsidiary of BWI. Since August 1997, Mr. Cosler has served as Executive Vice President of Priority Pharmacy Services, and since January 2000, he has served as Chief Operating Officer of the Company.

(6) Includes presently exercisable stock options to purchase 3,000 shares of Class B Common Stock granted under the Company's Outside Directors Stock Option Plan.

(7) From December 1996 to September 1997, Ms. Shanahan performed legal and consulting services as an independent contractor for various entities in the health care industry. From 1991 until December 1996, she held executive officer positions with Methodist Medical Group and Beltway Services, a 600-member physician practice group affiliated with Methodist Hospital in Indianapolis, Indiana, with her latest position being senior vice president and chief operating officer.

(8) Includes 122,736 shares of Class A Common Stock (see footnote 9 below for a description of the manner by which certain of such shares of Class A Common Stock are held). Also includes presently exercisable stock options to purchase 1,500 shares of Class B Common Stock granted under the Company's Outside Directors Stock Option Plan.

(9)  Includes 989 shares held in a family foundation.

(10) Mr. McCormick also serves on the Board of Directors of BWI.

(11) Includes 144,991 shares of Class A Common Stock. Also includes presently exercisable stock options to purchase 1,500 shares of Class B Common Stock granted under the Company's Outside Directors Stock Option Plan.

(12) Mr. Salentine also serves on the Board of Directors of BWI.

(13) Does not include shares subject to stock options which are not exercisable within 60 days. Includes 6,410 shares of Class A Common Stock and presently exercisable stock options to purchase 276,805 shares of Class B Common Stock granted under the Company's 1997 Stock Option and Incentive Plan.

(14) Mr. Myers has been the President of the Company since July 1996 and the Chief Executive Officer of the Company since May 1997. From July 1996 to May 1997, he was the Chief Operating Officer of the Company. From June 1995 through June 1996, Mr. Myers was a consultant to the health care industry. From 1971 to June 1995, he was employed by Eckerd Corporation, a retail drug store chain, where he served as a corporate officer from 1981 through 1995 and as senior vice president of pharmacy from 1990 to 1995. Mr. Myers is a registered pharmacist.

(15) Does not include shares subject to stock options which are not exercisable within 60 days. Includes presently exercisable stock options to purchase 79,140 shares of Class B Common Stock granted under the Company's 1997 Stock Option and Incentive Plan.

(16) Prior to joining the Company in June 1997, and since 1986, Mr. Perfetto was employed by Bimeco, Inc., a distributor of medical products. During such time, Mr. Perfetto held the positions of vice president of finance and operations and secretary/treasurer of Bimeco, Inc.

(17) From March 1993 to September 1996, Mr. Roberson served as president and chief executive officer of Visionworks, Inc., a retail superstore optical chain. Mr. Roberson is also a director of C. H. Heist Corporation, an industrial cleaning and maintenance company.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

MEETINGS AND COMMITTEES

     During 1999, the Board of Directors of the Company held four meetings. During the period in 1999 for which he or she served as a director, no director attended fewer than 75% of the total meetings of the Board of Directors and each committee on which he or she served. The Board of Directors does not have a nominating committee. The Board of Directors has a Compensation Committee, which consists of Mr. Roberson and Ms. Shanahan. The primary functions of the Compensation Committee are to consider and recommend overall compensation programs, to review and approve compensation payable to management and to administer all executive compensation and stock option plans of the Company. The Compensation Committee met two times during 1999.

     The Board of Directors of the Company has an Audit, Ethics and Compliance Committee (the "Audit Committee"), the current members of which are Mr. Roberson and Ms. Shanahan. The functions of the Audit Committee are to meet with the independent accountants of the Company, to review the audit plan for the Company, to review the annual audit of the Company with the accountants together with any other reports or recommendations made by the accountants, to recommend whether the accountants should be continued as auditors for the Company and, if others are to be selected, to recommend those to be selected, to meet with the chief accounting officer for the Company and to review with him and the accountants for the Company the adequacy of the Company's internal controls, to review related party transactions, to monitor corporate policies and procedures with respect to the Company's ethics and compliance program and to perform such other duties as shall be delegated to the Audit Committee by the Board of Directors. The Audit Committee met two times during 1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1999, all filing requirements applicable to its executive officers, directors, and greater than 10% shareholders were complied with, except for one Form 4 for Ms. Shanahan which was not timely filed to report a purchase and one Form 4 for Mr. Woodard which was not timely filed to report a purchase.

EXECUTIVE OFFICERS

     As used throughout this Proxy Statement, the term "executive officers" refers to William E. Bindley, Chairman of the Board, Robert L. Myers, President and Chief Executive Officer, Guy F. Bryant, Executive Vice President and Chief Marketing Officer, Steven D. Cosler, Executive Vice President and Chief Operating Officer, Donald J. Perfetto, Executive Vice President, Chief Financial Officer and Treasurer, Melissa E. McIntyre, Vice President - Clinical Services, Barbara J. Luttrell, Vice President - Administration and William M. Woodard, Vice President - Strategic Alliances.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the Company's last three years to the Company's Chief Executive Officer and to each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1999 (the "Named Executive Officers").


                                                                            LONG TERM
                                                ANNUAL COMPENSATION        COMPENSATION
                                            ---------------------------   ---------------
                                                                             AWARDS
                                                                           ----------
                                                                           SECURITIES
       NAME AND PRINCIPAL                                                   UNDERLYING         ALL OTHER
            POSITION                 YEAR     SALARY          BONUS (1)      OPTIONS (2)    COMPENSATION
-----------------------------------  ----   ---------      ------------  ---------------  -----------------
Robert L. Myers                      1999   $ 284,712       $ 325,000        223,800         $ 21,949 (3)
President and                        1998     262,620         275,000        150,000           21,592
Chief Executive Officer              1997     233,450         200,000        150,000           21,236

Steven D. Cosler                     1999   $177,692        $ 106,615         73,700        $  86,714 (4)
Executive Vice President and         1998    163,654           83,161         60,000           12,861
Chief Operating Officer              1997    152,004           65,000         69,000           12,896

Guy F. Bryant                        1999   $163,077        $  97,846         73,700        $  18,222 (5)
Executive Vice President and         1998    149,738           58,208         60,000           12,929
Chief Marketing Officer              1997    138,400           77,723         69,000           12,996

Donald J. Perfetto                   1999   $160,000        $  96,000         73,700        $  18,957 (6)
Executive Vice President, Chief      1998    122,308           68,439         60,000           12,800
Financial Officer and Treasurer (7)  1997     55,000           40,000         54,000              ---

Melissa E. McIntyre                  1999   $127,200        $  61,056         42,150        $  12,934 (8)
Vice President-Clinical Services     1998    127,200           56,972         22,500           12,924
                                     1997    125,234           51,839         60,000           12,993

---------------
(1) Reflects bonus earned during the specified year, which bonuses at times have been paid in the following year.

(2) Consists of options to acquire shares of Class B Common Stock of the Company. The Company has no SAR plan and did not grant restricted stock awards to the Named Executive Officers. The amounts shown for stock options represent the number of shares of Class B Common Stock resulting from the adjustments relating to the May 1999 three-for-two stock split.

(3) Consists of $12,800 in Company contributions to the Company's profit sharing plan, $8,926 in Company contributions to the Company's profit sharing excess plan and $223 in group life insurance premiums.

(4) Consists of $12,800 in Company contributions to the Company's profit sharing plan, $8,461 in Company contributions to the Company's profit sharing excess plan, $72 in group life insurance premiums and $65,381 in relocation expenses.

(5) Consists of $12,800 in Company contributions to the Company's profit sharing plan, $5,292 in Company contributions to the Company's profit sharing excess plan and $130 in group life insurance premiums.

(6) Consists of $12,800 in Company contributions to the Company's profit sharing plan, $5,865 in Company contributions to the Company's profit sharing excess plan and $292 in group life insurance premiums.

(7)  Mr. Perfetto joined the Company in June 1997.

(8) Consists of $12,800 in Company contributions to the Company's profit sharing plan and $134 in group life insurance premiums.

EMPLOYMENT AGREEMENTS AND TERMINATION BENEFITS AGREEMENTS

     The Company has entered into a Termination Benefits Agreement with each of Messrs. Myers, Bryant, Cosler and Perfetto. The purpose of these agreements is to encourage each officer to remain with the Company by assuring each officer of certain benefits in the event of a "Change in Control" of the Company.

     Each Termination Benefits Agreement provides for payments to Messrs. Myers, Bryant, Cosler and Perfetto upon the occurrence of certain events. The Termination Benefits Agreement between the Company and Mr. Myers was entered into on July 1, 1996. It had an initial term through December 31, 1998 and is automatically extended annually for an additional one-year period unless notice is given by the Company or Mr. Myers. The Termination Benefits Agreements between the Company and Messrs. Bryant, Cosler and Perfetto were entered into on January 1, 2000. Each of these agreements has an initial term through December 31, 2000 and each is automatically extended annually for an additional one-year period unless notice is given by the Company or the officer. The Termination Benefits Agreements are designed to protect Messrs. Myers, Bryant, Cosler and Perfetto against termination of their employment following a "Change in Control" of the Company. For purposes of the Termination Benefits Agreements, "Change in Control" is broadly defined to include, among other things, the acquisition by a person or group of persons of 25% or more of the combined voting power of the stock of the Company, the replacement of a majority of the current Board of Directors, the approval by the shareholders of the Company of a reorganization, merger or consolidation, or the approval by shareholders of a liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company.

     Following a "Change in Control," Messrs. Myers, Bryant, Cosler and Perfetto are entitled to the benefits provided by the Termination Benefits Agreements in the event their employment is terminated within three years for any reason other than their death, disability, or normal retirement or is terminated by the Company for cause.

     In addition, Messrs. Myers, Bryant, Cosler and Perfetto are entitled to the benefits of the Termination Benefits Agreements if, after a "Change in Control," they terminate their employment with the Company within three years in response to certain actions by the Company which include, among other things, a substantial reduction in their duties or responsibilities, a reduction in the level of salary payable to them, the failure by the Company to continue to provide them with benefits substantially similar to those previously provided to them, their required relocation, or the breach by the Company of any of the provisions of the Termination Benefits Agreement.

     Upon termination of employment, if the officer is entitled to the benefits payable under the Termination Benefits Agreement, he shall receive within 30 days following the termination all earned but unpaid salary, bonus and incentive payments through the date of his termination. In addition, he shall be entitled to a lump-sum payment of an amount equal to 2.9 times his average annual compensation paid by the Company for the past five years. Any lump sum payment will be grossed up in an amount sufficient to cover any excise tax imposed upon such payment pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

     Effective March 1, 1999, the Company entered into employment agreements with each of Messrs. Bryant, Cosler and Perfetto. These employment agreements provided for a term to expire on February 28, 2000, however they were terminated upon the effectiveness of the Termination Benefits Agreements on January 1, 2000. Pursuant to the employment agreements, Messrs. Bryant, Cosler and Perfetto were entitled to receive base salaries of $12,916, $14,166 and $12,500 per month, respectively. These employment agreements provided that such officers were eligible to receive an annual bonus based on individual and Company performance, up to 60% of annualized monthly salary. Pursuant to the employment agreements, if the Company had terminated the officer without cause prior to the expiration of the employment agreement, the Company would have paid to such individual the aggregate amount of regular compensation that he would be entitled to receive under the agreement for a six-month period.

     The Company also entered into a non-compete agreement with each of Messrs. Bryant, Cosler and Perfetto on March 1, 1999. These non-compete agreements contained confidentiality provisions and provided that, for one year after termination of employment with the Company for any reason other than termination by the Company without cause, in which event the period would have been six months, the officer could not compete with the Company, solicit the Company's customers or induce the Company's employees to terminate their employment.

     On January 1, 2000, the Company entered into new non-compete agreements with each of Messrs. Bryant, Cosler, and Perfetto. These non-compete agreements contain confidentiality provisions. These non-compete agreements provide that for a period of one year after termination of employment with the Company the officer may not compete with the Company, solicit the Company's customers or induce the Company's employees to terminate their employment.

COMPENSATION OF DIRECTORS

     During 1999, the Company paid directors who are not employees of the Company an annual retainer of $15,000 and a fee of $1,000 for each Board meeting or committee meeting attended (or $500 for each committee meeting held in conjunction with a Board meeting). The annual retainer is paid 50% in cash and 50% in the form of shares of Class B Common Stock, valued at 100% of the fair market value of such shares on the date of grant. Such shares are not registered and are subject to the resale limitations of Rule 144 of the Securities Act of 1933, as amended. Directors who are full-time employees of the Company do not receive any additional compensation for serving as directors or for attending meetings, but all directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings. In 1999, the Company paid $70,154 to Mr. Bindley for services that he provided in his capacity as Chairman of the Board. Mr. Bindley does not participate in any benefit plans of the Company.

     On August 25, 1997, the Board of Directors and the then sole shareholder adopted an Outside Directors Stock Option Plan (the "Directors Plan"). Pursuant to the Directors Plan, each Eligible Director (as defined therein) is automatically granted an option to purchase 1,500 shares of Class B Common Stock (as adjusted for the May 1999 three-for-two stock split) on June 1 of each year beginning in 1998. The Directors Plan reserves for issuance 37,500 shares of the Company's Class B Common Stock (as adjusted for the May 1999 three-for-two stock split), subject to adjustment in certain events. The option exercise price per share is equal to the fair market value of one share of Class B Common Stock on the date of grant. Each option becomes exercisable six months following the date of grant and expires ten years following the date of grant. Subject to certain exceptions, options may be exercised by the holder only if he or she has been in continuous service on the Board of Directors at all times since the grant of the option. There are currently four Eligible Directors - Messrs. McCormick, Roberson and Salentine, and Ms. Shanahan. The Eligible Directors are not currently eligible for grants or awards under any other stock, bonus or benefit plans of the Company.

PROFIT SHARING PLAN

     The Company and its subsidiaries maintain a qualified profit sharing plan (the "Profit Sharing Plan") for eligible employees of the Company and its subsidiaries. All employees are generally eligible to participate in the Profit Sharing Plan as of the first January 1, April 1, July 1 or October 1 after having completed at least 90 days of service (as defined in the Profit Sharing
Plan) and having reached age 21.

     The annual contribution of the Company to the Profit Sharing Plan is at the discretion of the Board of Directors and is generally 8% of a participant's compensation for the year. The employer contribution for a year is allocated among participants employed on the last day of the year in proportion to their relative compensation for the year. In order to be eligible to receive a share of the employer contribution, an employee must have been eligible to have participated in the Profit Sharing Plan for a full calendar year. Subject to limitations imposed by the Code, a participant may, in addition to receiving a share of the employer contribution, have a percentage of his or her compensation withheld from pay and contributed to the Profit Sharing Plan. Subject to applicable Code requirements, employees may make "rollover" contributions to the Profit Sharing Plan of qualifying distributions from other employers' qualified plans.

NONQUALIFIED DEFERRED COMPENSATION ARRANGEMENT

     Effective January 1, 1999, the Company established the Priority Healthcare Corporation 401(k) Excess Plan (the "Excess Plan"), which is a non-qualified deferred compensation plan for a select group of executive employees. Messrs. Myers, Cosler, Bryant and Perfetto are currently eligible to participate in the Excess Plan. The Excess Plan is designed to permit the eligible executives voluntarily to defer portions of their pre-tax salary and bonus beyond what they can defer under the 401(k) feature of the Profit Sharing Plan. Under the Excess Plan, an eligible executive can elect to defer up to 100% of those portions of his salary and bonus that he is not able to defer under the Profit Sharing Plan.

     Before the beginning of each year, the executive must decide the total deferral he wants to make for the year and elect to have that deferral made under the Excess Plan. Once the plan administrator of the Profit Sharing Plan determines how much the executive can defer under the Profit Sharing Plan's 401(k) feature for a year without exceeding Internal Revenue Code limits, then that amount will be transferred from the Excess Plan to the executive's Company Profit Sharing Plan 401(k) account.

     Amounts credited to an executive's account under the Excess Plan are credited with investment earnings or losses based on an investment option or options that the executive elects (at the time he makes his deferral election for a year) to serve as the measure of the investment earnings and losses on the executive's deferrals for the year. The executive may select from among the options available under the Profit Sharing Plan. Under the Excess Plan, a participating executive, at the time he makes his deferral election, may choose the form in which his benefits attributable to those deferrals will be paid to him or his beneficiary upon his retirement or death. The three options available are a single lump sum payment, quarterly installment payments for a specified period of up to 15 years and annual installment payments over a specified period of up to 15 years.

     The Excess Plan also provides benefits for Mr. Myers which were formerly provided under the Bindley Western Industries, Inc. Profit Sharing Excess Plan and the Bindley Western Industries, Inc. 401(k) Excess Plan. The benefits Mr. Myers accrued under those plans have been transferred from those plans and credited to his account under the Excess Plan.

STOCK OPTIONS

     On August 25, 1997, the Company's Board of Directors and the then sole shareholder adopted the 1997 Stock Option and Incentive Plan (the "1997 Stock Option Plan"). On May 21, 1998, the shareholders of the Company approved the adoption of the 1997 Stock Option Plan at the 1998 annual meeting of shareholders. On May 10, 1999, the shareholders approved an amendment to the Company's 1997 Stock Option Plan which increased from 1,250,000 to 2,875,000 (as adjusted for the May 1999 three-for-two stock split), the number of shares of the Company's Class B Common Stock subject to issuance under the plan. Thus, the 1997 Stock Option Plan reserves for issuance 2,875,000 shares of the Company's Class B Common Stock, subject to adjustment in certain events. The 1997 Stock Option Plan provides for the grant to officers, key employees and consultants of the Company of options to purchase shares of Class B Common Stock and restricted shares of Class B Common Stock. Stock options granted under the 1997 Stock Option Plan may be either options intended to qualify for federal income tax purposes as "incentive stock options" or options not qualifying for favorable tax treatment ("nonqualified stock options"). No individual participant may receive awards for more than 300,000 shares in any calendar year.

     On September 15, 1998, the Company's Board of Directors adopted the Broad Based Stock Option Plan (the "Broad Based Plan"). The Broad Based Plan reserves for issuance 600,000 shares of the Company's Class B Common Stock (as adjusted for the May 1999 three-for-two stock split), subject to adjustment in certain events. The Broad Based Plan provides for the grant to employees, other than officers and directors of the Company, of options to purchase shares of Class B Common Stock. All options granted under the

Broad Based Plan are nonqualified stock options. No individual participant may receive awards for more than 40,000 shares in any calendar year.

     The following table sets forth information with respect to options granted by the Company under the 1997 Stock Option Plan to the Named Executive Officers during 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS                         GRANT DATE VALUE
                              --------------------------------------------------------------   ------------------
                                NUMBER OF      % OF TOTAL
                                SECURITIES       OPTIONS
                                UNDERLYING      GRANTED TO
                                 OPTIONS       EMPLOYEES IN    EXERCISE                            GRANT DATE
          NAME                   GRANTED       FISCAL YEAR      PRICE       EXPIRATION DATE     PRESENT VALUE (1)
--------------------------    -------------- ---------------- ---------    -----------------   ------------------
Robert L. Myers                 150,000(2)         15.3%       $25.5833        2/25/09           $2,061,000(3)
                                 73,800(4)          7.5%        25.5833        2/25/09            1,014,012(3)

Steven D. Cosler                 23,700(4)          2.4%        25.5833        2/25/09              325,638(3)
                                  2,940(5)          0.3%          34.00        6/09/09               48,892(6)
                                 47,060(7)          4.8%          34.00        6/09/09              899,317(8)

Guy F. Bryant                    23,700(4)          2.4%        25.5833        2/25/09              325,638(3)
                                  2,940(5)          0.3%          34.00        6/09/09               48,892(6)
                                 47,060(7)          4.8%          34.00        6/09/09              899,317(8)

Donald J. Perfetto               23,700(4)          2.4%        25.5833        2/25/09              325,638(3)
                                  2,940(5)          0.3%          34.00        6/09/09               48,892(6)
                                 47,060(7)          4.8%          34.00        6/09/09              899,317(8)

Melissa E. McIntyre              23,400(4)          2.4%        25.5833        2/25/09              321,516(3)
                                  2,940(5)          0.3%          34.00        6/09/09               48,892(6)
                                 15,810(7)          1.6%          34.00        6/09/09              302,129(8)

---------------
(1) The Company does not believe that the Black-Scholes model or any other valuation model is a reliable method of computing the present value of the Company's employee stock options. The value ultimately realized, if any, will depend on the amount by which the market price of the stock exceeds the exercise price on the date of exercise. The grant date present value calculation uses an expected option term based on past experience, rather than the contract term of the options. The use of an expected term produces a valuation adjustment for non-transferability of the options. There have been no adjustments made for risk of forfeiture of the options.

(2) Nonqualified stock options to purchase Class B Common Stock granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable at the rate of 25% per year, beginning February 25, 2000.

(3) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 5.32%, an expected term of five years, a dividend yield of 0.0% and a stock volatility of 55.69%.

(4) Nonqualified stock options to purchase Class B Common Stock granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable in full on or after February 25, 2000.

(5) Incentive stock options to purchase Class B Common Stock granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable in full on or after January 1, 2001.

(6) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 5.90%, an expected term of four years, a dividend yield of 0.0% and a stock volatility of 55.40%.

(7) Nonqualified stock options to purchase Class B Common Stock granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable at the rate of 25% per year beginning January 1, 2001.

(8) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 5.90%, an expected term of five years, a dividend yield of 0.0% and a stock volatility of 58.58%.

     The following table sets forth information with respect to the exercise of options to acquire Class B Common Stock by the Named Executive Officers during 1999.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             SHARES                      OPTIONS AT FISCAL YEAR-END      AT FISCAL YEAR-END (1)
                           ACQUIRED ON     VALUE         --------------------------   -----------------------------
         NAME               EXERCISE    REALIZED (2)     EXERCISABLE  UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
------------------------   -----------  ------------     -----------  -------------   -----------     -------------
Robert L. Myers              10,335      $167,513          93,089        461,721       $1,823,422      $5,396,373
Steven D. Cosler                ---           ---          31,537        204,236          607,355       2,021,478
Guy F. Bryant                   ---           ---          33,684        192,218          650,218       1,965,603
Donald J. Perfetto              ---           ---          23,899        181,750          453,848       1,751,706
Melissa E. McIntyre             ---           ---          31,317        106,418          605,309       1,234,736

--------------

(1) The closing price for the Company's Class B Common Stock as reported by the Nasdaq National Market System on December 31, 1999 was $28.9375. The value is calculated on the basis of the difference between the Class B Common Stock option exercise price and $28.9375, multiplied by the number of "In-the-Money" shares of Class B Common Stock underlying the option.

(2) The value is calculated based on the difference between the option exercise price and the closing market price of the Class B Common Stock on the date of exercise, multiplied by the number of shares to which the exercise relates.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee's practice with respect to executive compensation has been to: (a) conduct annual merit reviews for individuals throughout the year; (b) grant stock options in the fall of each year or such other times as deemed advisable by the Compensation Committee; and (c) approve annual bonuses payable, in whole or in part, during the following March. The Compensation Committee applied the criteria discussed below to the 1999 annual merit reviews and the 1999 annual bonus amounts for the executive officers.

     EXECUTIVE COMPENSATION POLICY

     The Company's compensation policy is designed to: (a) be competitive so that the Company can attract, reward, and retain the quality talent that is essential to its continued success; (b) motivate key employees through the use of incentive compensation programs, including annual bonuses and stock option grants; (c) treat employees fairly and, at the same time, be cost effective; (d) foster teamwork within the Company so that employees share in the rewards and risks of the Company; (e) offer executive officers the opportunity to achieve significant levels of ownership in the Company's stock so that their interests will be aligned with those of its shareholders; and (f) assure that executive officers' compensation will be tax deductible to the maximum extent permissible. Consistent with this policy, the compensation of executive officers has been and will be related in substantial part to Company performance. Compensation for executive officers consists of base salary, bonuses and stock option grants.

     CASH BASED COMPENSATION

     BASE COMPENSATION. In making compensation decisions, the Compensation Committee's subjective review process primarily includes: (a) an analysis of executive compensation levels within the specialty distribution and health care services industry at other publicly-traded companies of comparable size and stature by reviewing proxy statements and national compensation surveys and reports; (b) individual efforts and accomplishments within the Company, the industry, and the community; (c) management experience and development; (d) team building skills consistent with the Company's best interests; (e) base compensation paid to other executive officers within the Company; and (f) observance of the Company's ethics and compliance program. Base compensation for 1999 was established for the executive officers after a merit review was conducted by the CEO.

     ANNUAL BONUS. A portion of the cash compensation of the executive officers (and some other salaried employees) consists of annual bonus payments under the Company's bonus program. Allocation of the bonuses to the executive officers (other than the CEO) is based on recommendations made by the CEO to the Compensation Committee. Bonus amounts to non-executive officers are generally based on recommendations made by the Company's executive officers.

     The Compensation Committee gives consideration to the Company's overall performance and the executive officer's performance for the specific areas of the Company under his or her direct control. This balance supports accomplishment of overall objectives and rewards individual contributions by the executive officers. The 1999 annual bonuses were approved by the Compensation Committee after receiving input from the CEO based upon the subjective criteria used for establishing base compensation as set forth above.

     On March 26, 1998, the Compensation Committee adopted the following performance standards to be used for purposes of establishing annual bonuses:
(a) sales; (b) net earnings; and (c) individual performance criteria. The Compensation Committee deems such financial goals to be a valid measure of performance within the specialty distribution and health care services industry and consistent with the Company's best interests. Discretionary adjustments by the Compensation Committee are possible should unforeseen or uncontrollable events occur during the course of the year.

     The Compensation Committee's intent is to make the executive officers' total cash compensation package (base compensation plus annual bonus) competitive with other publicly-traded companies of comparable size and stature within the specialty distribution and health care services industry, based on its analysis of total cash compensation for similar executive officers within the industry.

     EQUITY BASED COMPENSATION

     The Compensation Committee believes that equity compensation, in the form of stock options, is an important element of performance based compensation of executive officers. By granting stock options, the Compensation Committee will continue the Company's practice of increasing key employees' equity ownership in order to ensure that their interests remain closely aligned with those of the Company's shareholders. Stock options and equity ownership in the Company provide a direct link between executive compensation and shareholder value. Stock options also create an incentive for key employees to remain with the Company for the long term because the options are not immediately exercisable and, if not exercised, are in most cases forfeited if the employee leaves the Company before retirement.

     Consistent with the above philosophy, the Compensation Committee, based on input from the CEO, approved the granting of stock options to seven officers on February 25, 1999, to 44 officers and key employees on June 9, 1999, and to other employees as they joined the Company during the year. For the executive officers (other than the CEO) the Compensation Committee considered: (a) the CEO's input; (b) subjective criteria with respect to individual performance, including individual efforts and accomplishments, experience, and team building skills; and (c) the relative number of stock option grants to other executive officers within the Company.

     COMPENSATION OF ROBERT L. MYERS, PRESIDENT AND CHIEF EXECUTIVE OFFICER

     Mr. Myers' cash compensation is based on the same factors as the other executive officers. The Compensation Committee's decision to increase Mr. Myers' cash compensation (base compensation plus annual bonus) was based on the subjective criteria previously set forth in this report in the discussion with respect to cash compensation.

     Since the approval of the 1997 Stock Option Plan, Mr. Myers has also participated in the Company's equity based compensation program. By employing the subjective criteria previously set forth in the discussion with respect to cash and equity based compensation, the Compensation Committee granted to Mr. Myers the stock options shown in the Option Grants In Last Fiscal Year table set forth under "Compensation of Executive Officers and Directors--Stock Options."

     It is the Compensation Committee's view that Mr. Myers' total compensation package for 1999 was based on an appropriate balance of: (a) individual performance; (b) Company performance; and (c) other CEO compensation packages within the specialty distribution and health care services industry. The Compensation Committee points out that the companies used for evaluation of competitive compensation may not, in all cases, be the same as those companies comprising the industry peer group described under "Compensation of Executive Officers and Directors--Performance Graph."

                                                     Compensation Committee

                                                     Richard W. Roberson
                                                     Rebecca M. Shanahan

PERFORMANCE GRAPH

     The performance graph set forth below compares the cumulative total shareholder return on the Company's Class B Common Stock with the Nasdaq Market Index and with peer industries within SIC Code 5122 (Drugs, Drug Proprietaries and Druggists' Sundries) for the period from October 24, 1997 through December 31, 1999. The Company's Class B Common Stock commenced trading on the Nasdaq National Market System on October 24, 1997.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
             NASDAQ MARKET INDEX AND INDEX OF COMPANIES IN SIC 5122

----------------------------------------------------------------------------------------------------------
                                     October 24,       December 31,      December 31,     December 31,
                                        1997              1997              1998             1999
----------------------------------------------------------------------------------------------------------
Nasdaq Stock Market                    100.00             98.77           139.30            245.69
----------------------------------------------------------------------------------------------------------
SIC 5122 Companies                     100.00            102.35           140.93             72.03
----------------------------------------------------------------------------------------------------------
Priority Healthcare Corporation        100.00            104.34           357.79            199.59
----------------------------------------------------------------------------------------------------------

                                [GRAPH OMITTED]


     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Compensation Committee Report on Executive Compensation and the stock price Performance Graph shall not be incorporated by reference in any such filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On October 29, 1997, the Board of Directors established the Compensation Committee to approve compensation and stock option grants for the Company's executive officers. The Compensation Committee members during 1999 were Mr. Roberson and Ms. Shanahan. None of the Compensation Committee members are involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company.

                              CERTAIN TRANSACTIONS

     Three of the eight members of the Company's Board of Directors (Messrs. Bindley, McCormick and Salentine) are directors and executive officers of BWI. Mr. Bindley is also a significant shareholder of BWI. Set forth below are descriptions of certain services provided by BWI to the Company and certain agreements between the Company and BWI.


     DISTRIBUTION AGREEMENT. In connection with the spin-off of the Class A Common Stock by BWI on December 31, 1998 (the "Distribution"), the Company and BWI entered into a Distribution Agreement (the "Distribution Agreement"). The Distribution Agreement contains a number of provisions relating to arrangements between the Company and BWI subsequent to the Distribution. The Distribution Agreement provides that, except as otherwise provided in the Tax Sharing Agreement and the Indemnification and Hold Harmless Agreement between the Company and BWI (see descriptions of each below), the Company will pay, perform and discharge all obligations, liabilities and losses relating to, and will indemnify and hold harmless BWI from and against, all contracts, agreements, undertakings, liabilities, claims, suits and disputes arising out of or relating to the Company, its subsidiaries and the Company's business, assets, liabilities, operations, occupancies and employee benefit and other plans. In addition, BWI will indemnify and hold harmless the Company against all losses, liabilities, claims and damages in any way arising out of BWI, its subsidiaries (other than the Company and the Company's subsidiaries) and BWI's business, assets, liabilities, operations, occupancies and employee benefit and other plans. The Distribution Agreement also provides that each of BWI and the Company will waive, release, forever discharge and forever be barred from asserting against the other and the other's executives all claims, suits, disputes, violations, losses, liabilities and damages that each may have against the other for events, acts or omissions occurring or taken on or prior to the Distribution Date.


     PURCHASE OF INVENTORY. During 1999, the Company purchased inventory from BWI at the price paid by BWI for such inventory. Such purchases of inventory from BWI aggregated $18.1 million in 1999.

     LENDINGS. Since the initial public offering of the Class B Common Stock, the Company has loaned funds to BWI. The largest amount outstanding during 1999 relating to this loan was approximately $15.9 million. The average incremental borrowing rate applied to the loan was 5.4%. The loan was repaid in full on December 30, 1999.

     TAX SHARING AGREEMENT. Prior to the Distribution, the results of operations of the Company and its domestic subsidiaries that are at least 80% owned by the Company (the "Company Group") were included in BWI's consolidated federal income tax returns and in BWI's consolidated or combined state tax returns. In 1997, BWI and the Company entered into a Tax Sharing Agreement that provides, generally, that the Company will be responsible for the portion of any tax deficiencies of BWI assessed with respect to all periods up to and including the Distribution Date that give rise to a tax benefit to the Company in a post-Distribution period. The Company will also be entitled to tax refunds received by BWI that result in a tax detriment to the Company for those post-Distribution periods. The Company will also be responsible for all income taxes imposed on the Company Group during the taxable period beginning on January 1, 1998 and ending on or before the Distribution Date. Furthermore, the Tax Sharing Agreement provides that, if the Distribution fails to qualify as a tax-free distribution as a result of any event occurring prior to the second anniversary of the Distribution Date that results from the breach of certain covenants made by the Company in the Tax Sharing Agreement or involves either the stock or assets (or any combination thereof) of any member of the Company Group, then the Company must indemnify and hold BWI harmless, on an after-tax basis, from any tax liability imposed upon it in connection with the Distribution. The Tax Sharing Agreement also prohibits the Company from entering into certain transactions or disposing of substantially all of its assets prior to the second anniversary of the Distribution Date in the absence of a prior opinion of independent tax counsel or the receipt of a private letter ruling from the Internal Revenue Service that such transaction or disposition will not cause the Distribution to be a taxable transaction.

     INDEMNIFICATION AND HOLD HARMLESS AGREEMENT. The Company and BWI entered into an Indemnification and Hold Harmless Agreement dated as of September 30, 1997 (the "Indemnification Agreement"), in which each party agrees to indemnify and hold harmless the other from and against certain obligations and contingent liabilities. Specifically, the Indemnification Agreement provides that the Company will indemnify and hold harmless BWI from obligations related to a guarantee which BWI made in favor of the Company and from certain indemnity and other obligations which BWI assumed, or which could be charged against BWI, in connection with five acquisitions by or on behalf of the Company. The Indemnification Agreement also provides that BWI will indemnify and hold harmless the Company from and against contingent liabilities in connection with certain litigation, which was settled and dismissed in January 1999. In 1999, neither the Company nor BWI made any payments to the other under the Indemnification Agreement.

     The Company has adopted a policy that all agreements, including any amendments to those described above, between the Company and BWI and its affiliates will be subject to the review of the Company's Audit Committee and will be on terms that the Audit Committee believes are no less favorable to the Company than terms that would be available from unaffiliated parties.

                             APPOINTMENT OF AUDITORS

     The appointment of PricewaterhouseCoopers LLP as auditors for the Company during 2000 will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will be given an opportunity to make a statement if he or she desires and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF
                          PRICEWATERHOUSECOOPERS LLP.


                     APPROVAL OF AMENDMENT TO THE COMPANY'S
                       RESTATED ARTICLES OF INCORPORATION

     On February 23, 2000, the Board of Directors of the Company approved an amendment to Article V of the Company's Restated Articles of Incorporation to increase the number of authorized shares of the Company's Class A Common Stock which the Company has authority to issue from 15,000,000 to 55,000,000 and to increase the number of authorized shares of the Company's Class B Common Stock which the Company has authority to issue from 40,000,000 to 180,000,000 (the "Amendment").


     As of March 14, 2000, 4,787,927 shares of the Company's Class A Common Stock were issued and outstanding, 16,105,502 shares of the Company's Class B Common Stock were issued and outstanding, 1,298,328 shares of the Company's Class B Common Stock were held as treasury stock, 1,830,174 shares of the Company's Class B Common Stock were subject to outstanding options granted under the Company's 1997 Stock Option and Incentive Plan, 9,000 shares of the Company's Class B Common Stock were subject to outstanding options granted under the Company's Outside Directors Stock Option Plan, 223,013 shares of the Company's Class B Common Stock were subject to outstanding options granted under the Company's Broad Based Stock Option Plan, 2,398,445 shares of the Company's Class A Common Stock were authorized but unissued and unreserved and 14,733,215 shares of the Company's Class B Common Stock were authorized but unissued and unreserved.


     The Amendment will ensure that shares of the Company's Common Stock will be available, if needed, for issuance in connection with stock splits, stock dividends, acquisitions and other corporate purposes. The Board of Directors believes that the availability of the additional shares for such purposes without delay or the necessity for a shareholders' meeting would be beneficial to the Company. The Company has no immediate plans to issue any of the additional shares of its Common Stock that would be authorized by the Amendment.

     No further action by the shareholders of the Company would be necessary prior to the issuance of the additional shares of the Company's Common Stock, except as may be required by applicable law or any stock exchange on which the Company's securities may then be listed. Neither the shares of the Company's Common Stock presently authorized nor the shares of the Company's Common Stock to be authorized by the Amendment have preemptive rights.

     If someone attempted a hostile takeover of the Company, the use of the additional authorized shares to make a counteroffer for the shares of the bidder or to sell shares to dilute the voting power of the bidder could make the takeover attempt more difficult. The Amendment is not part of a plan by the Company to adopt a series of antitakeover amendments, and the Company's Board of Directors presently is unaware of any effort to accumulate shares of the Company's Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

     The Company's Restated Articles of Incorporation and By-Laws presently contain certain provisions which could be construed as antitakeover measures. The Company's Restated Articles of Incorporation and By-Laws provide that the Board of Directors of the Company will be divided into three classes of directors, with each class to be as nearly equal in number as possible. The term of the office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of shareholders for a full three-year term. The affirmative vote of the holders of outstanding shares representing at least sixty-six and two-thirds percent (66- 2/3%) of the votes then entitled to be cast at an election of Directors is required to remove a Director prior to the expiration of his or her term and Directors may only be removed for good cause. Under the classified board of directors provisions described above, it would take at least two elections of Directors for anyone to gain control of the Company's Board of Directors. Accordingly, these provisions would tend to discourage unfriendly takeovers. Cumulative voting is not provided for by either the Restated Articles of Incorporation or the By-Laws of the Company.

     The Company's By-Laws establish an advance notice procedure for shareholders to make nominations of candidates for election as Directors, or to bring other business before an annual meeting of the Company's shareholders. The Company's By-Laws provide that only persons who are nominated by, or at the direction of, the Company's Board of Directors, by a nominating committee appointed by the Board of Directors, or by a shareholder who has given timely written notice to the Company's Secretary prior to the meeting at which Directors are to be elected, will be eligible for election as Directors of the Company. The Company's By-Laws also provide that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Company's Board of Directors, or by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting. Under the By-Laws, a shareholder's notice must also contain certain information specified in the By-Laws.

     The Company's Restated Articles of Incorporation authorize the Board of Directors (without shareholder approval) to issue shares of Preferred Stock from time to time in one or more series, each series to have such powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, as may be determined by the Board of Directors by adoption of an amendment to the Restated Articles of Incorporation that specifies the terms of the series of Preferred Stock. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences and rights, voting or otherwise, that are senior to the rights of holders of Common Stock. The Company currently has no shares of Preferred Stock outstanding.

     The Restated Articles of Incorporation provide that, in the case of a merger, sale of assets, issuance of securities, liquidation or reclassification (a "business combination") involving a beneficial owner of 10% or more of the voting power of the Company's capital stock (a "Related Person"), or any affiliate or associate of a Related Person, such business combination must be approved by (i) 66-2/3% of the voting power of the outstanding voting stock of the Company and (ii) a majority of the then outstanding voting power of the voting stock held by shareholders other than the Related Person, unless the business combination is approved in advance by the Continuing Directors (as defined in the Restated Articles of Incorporation) or the consideration to be received by shareholders in the business combination is at least equal to the highest price paid by the Related Person in acquiring its interest in the Company, with certain adjustments, and unless certain other requirements are met. The term Related Person does not include any person who beneficially owned more than 20% of the voting power of the Company's capital stock or of BWI on August 25, 1997.

     The Indiana Business Corporation Law (the "IBCL") applies to the Company as an Indiana corporation. Under certain circumstances, the following provisions of the IBCL may delay, prevent or make more difficult unsolicited acquisitions or changes of control of the Company. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

     Under Sections 23-1-42-1 to 23-1-42-11 of the IBCL, an "acquiring person" who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. In the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing corporation have dissenters' rights to receive the fair value of their shares.

     Under the IBCL, "control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges: (a) one-fifth or more but less than one-third; (b) one-third or more but less than a majority; or (c) a majority or more. "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition. "Issuing public corporation" means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets are within Indiana and either (a) more than 10% of its shareholders resident in Indiana, (b) more than 10% of its shares owned by Indiana residents or (c) 10,000 shareholders resident in Indiana. The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or by-laws (including a board adopted by-law) provide that they do not apply. The Company's Restated Articles of Incorporation and By-Laws do not exclude it from the restrictions imposed by such provisions.

     Sections 23-1-43-1 to 23-1-43-23 of the IBCL restrict the ability of a "resident domestic corporation" to engage in any combinations with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if such shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in an amendment to their articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective until 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. The Company's Restated Articles of Incorporation do not exclude the Company from the restrictions imposed by such provisions.

     Under Sections 23-1-22-1 to 23-1-22-5 of the IBCL, in addition to any other provision authorized by any other section of the IBCL or contained in the articles of incorporation or the by-laws, a corporation may establish one or more procedures to regulate transactions that would, when consummated, result in a change of "control" of the corporation. Such a procedure may be established in the original articles of incorporation or by-laws, by an amendment to the articles of incorporation, or notwithstanding the fact that a vote of the shareholders would otherwise be required by any other provision of the IBCL or the articles of incorporation, by an amendment to the by-laws. For purposes of this section, "control" means, for any corporation that has 100 or more shareholders, the beneficial ownership, or the direct or indirect power to direct the voting, of not less than 10% of the voting shares of a corporation's outstanding voting shares.

     Section 23-1-35-1 provides that directors are required to discharge their duties: (i) in good faith; (ii) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (iii) in a manner the directors reasonably believe to be in the best interests of the Company. However, this section also provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office and the action or failure to act constitutes willful misconduct or recklessness. This statutory exoneration from liability does not affect the liability of directors for violations of the federal securities laws.

     The overall effect of the provisions of the statutes, the Company's Restated Articles of Incorporation and By-Laws described above may be to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control of the Company by a holder of a large block of the Company's Common Stock or other person, or the removal of incumbent management, even if such actions may be beneficial to the Company's shareholders generally.

     If the Amendment to increase the number of authorized shares of the Company's Common Stock is approved, the Amendment will become effective upon the filing of Articles of Amendment with the Indiana Secretary of State.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT.

                        PRINCIPAL OWNERS OF COMMON STOCK

         The following table sets forth as of January 31, 2000, the number of shares of each class of Common Stock of the Company owned by any person (including any group) known by management to beneficially own more than 5% of each class of Common Stock of the Company, by each of the Named Executive Officers, and by all directors and executive officers of the Company as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned. The number of shares of Class B Common Stock shown in the table below as beneficially owned by each individual or entity includes any shares of Class A Common Stock beneficially owned by such person or entity, as indicated, because any holder of shares of Class A Common Stock may request to convert any or all of such shares into shares of Class B Common Stock at any time on a one-for-one basis.

                                                       CLASS B COMMON STOCK             CLASS A COMMON STOCK
                                              -----------------------------------  -------------------------------
            NAME AND ADDRESS OF               NUMBER OF SHARES   PERCENT OF CLASS  NUMBER OF SHARES   PERCENT OF
               INDIVIDUAL OR                    BENEFICIALLY         (IF MORE        BENEFICIALLY   CLASS (IF MORE
             IDENTITY OF GROUP                    OWNED (1)           THAN 1%)         OWNED (1)        THAN 1%)
             -----------------                ----------------   ----------------  ---------------- --------------
Robert L. Myers                                    335,466(2)(3)        2.0 %               6,410         ---

Steven D. Cosler                                    97,185(2)(4)        ---                 2,013         ---

Guy F. Bryant                                      104,538(2)(5)        ---                10,363         ---

Melissa E. McIntyre                                 78,908(2)(6)        ---                     0         ---

Donald J. Perfetto                                  82,427(2)(7)        ---                     0         ---

William E. Bindley                               3,016,424(8)          15.3 %           2,958,947(9)     58.8%
8909 Purdue Road
Indianapolis, IN  46268

American Express Financial Corporation           2,911,566             17.3 %                   0         ---
IDS Tower 10
Minneapolis, MN  55440 (10)*

All current directors and executive              4,216,125(2)(11)      20.3 %           3,245,460        64.5%
officers as a group (12 persons)

---------------
*Information is based solely on reports filed by such shareholder under Section 13(d) of the Securities Exchange Act of 1934.

(1) For information regarding the beneficial ownership of shares of Class B Common Stock and shares of Class A Common Stock held by non-employee directors, see "Election of Directors--Nominees."

(2) Does not include shares subject to stock options which are not exercisable within 60 days.

(3) Includes 6,410 shares of Class A Common Stock. Also includes presently exercisable stock options to purchase 276,805 shares of Class B Common Stock granted under the 1997 Stock Option Plan.

(4) Includes 2,013 shares of Class A Common Stock. Also includes presently exercisable stock options to purchase 90,528 shares of Class B Common Stock granted under the 1997 Stock Option Plan. Also includes 2,445 shares of Class B Common Stock held jointly with Mr. Cosler's spouse.

(5) Includes 10,363 shares of Class A Common Stock. Also includes presently exercisable stock options to purchase 92,675 shares of Class B Common Stock granted under the 1997 Stock Option Plan.

(6) Includes presently exercisable stock options to purchase 78,383 shares of Class B Common Stock granted under the 1997 Stock Option Plan.

(7) Includes presently exercisable stock options to purchase 79,140 shares of Class B Common Stock granted under the 1997 Stock Option Plan.

(8) Includes 2,958,947 shares of Class A Common Stock (see footnote 9 below for a description of the manner by which certain of such shares of Class A Common Stock are held). Excludes 5,254 shares of Class A Common Stock and 3,000 shares of Class B Common Stock held by Mr. Bindley's spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(9) Includes 43,387 shares of Class A Common Stock held by two family foundations and 38,751 shares of Class A Common Stock held by a charitable remainder trust of which Mr. Bindley is the trustee and has investment control. Excludes 5,254 shares of Class A Common Stock held by Mr. Bindley's spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(10) The shareholder is an investment adviser and a subsidiary of American Express Company, a parent holding company which owns the shares jointly with the shareholder. American Express Company has disclaimed beneficial ownership of the shares listed.

(11) Includes 3,245,460 shares of Class A Common Stock. Also includes presently exercisable stock options to purchase 718,044 shares of Class B Common Stock granted by the Company.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING


     The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 2001 Annual Meeting of Common Shareholders is December 15, 2000.


     In order to be considered at the 2001 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in the Company's By-Laws. The Company's By-Laws provide that shareholders are required to give advance notice to the Company of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the By-Laws provide that for a shareholder to nominate a person for election to the Company's Board of Directors, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to the Secretary of the Company. The By-Laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to the Secretary of the Company. In order to be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days prior to the meeting. In the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

     The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.4 and Section 1.5 of the Company's By-Laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary of the Company at the principal executive offices of the Company.

PROXY                   PRIORITY HEALTHCARE CORPORATION                    PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby appoint Robert L. Myers and Barbara J. Luttrell, or either of them, my proxies, with power of substitution, to vote all shares of Class A Common Stock of the Company which I am entitled to vote at the annual meeting of common shareholders of said company, to be held at SunTrust Bank Central Florida, N.A., Second Floor Tower 2 Campus Room, 200 South Orange Avenue, Orlando, Florida, on May 15, 2000 at 11:00 a.m., Orlando time, and at any adjournment, as follows:

Election of Directors, Nominees:                            (change of address)

William E. Bindley, Steven D. Cosler, Rebecca M. Shanahan  _____________________
                                                           _____________________
                                                           _____________________
                                                           (If you have written
                                                            in the above space
                                                              please mark the
                                                             corresponding box
                                                               on the reverse
                                                                side of this
                                                                    card.)

This proxy when properly executed will be voted in the     ---------------------
manner directed herein by the signed shareholder. If no         SEE REVERSE
direction is made, this proxy will be voted FOR the                SIDE
election as directors of all nominees listed under         ---------------------
proposal 1, FOR proposal 2, FOR proposal 3 and FOR proposal 4.

--------------------------------------------------------------------------------
                                   DETACH CARD

                         PRIORITY HEALTHCARE CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[ ]

 1. Election of Directors--       For  Withhold  For All
    01-William E. Bindley,        All     All    Except*
    02-Steven D. Cosler,
    03-Rebecca M. Shanahan        ____   ____     ____

    ____________________________
        *Nominee Exception

                                  For   Against  Abstain

 2. To approve the appointment    ____   ____     ____
    of PricewaterhouseCoopers
    LLP as auditors for the
    Company for 2000;

 3. To approve the proposed       For   Against  Abstain
    amendment to the Company's    ____   ____     ____
    Restated Articles of
    Incorporation which
    increases the number of
    authorized shares of
    Class A Common Stock from
    15,000,000 to 55,000,000;
                                  For   Against  Abstain

 4. To approve the proposed       ____   ____     ____
    amendment to the Company's
    Restated Articles of
    Incorporation which
    increases the number of
    authorized shares of Class
    B Common Stock from
    40,000,000 to 180,000,000;
    and

 5. In their discretion, to
    transact such other
    business as may properly
    come before the meeting.


Address Change Requested           [ ]

                           Dated:________________, 2000

             Signature(s)  _____________________________

             ___________________________________________

             Please sign exactly as name appears hereon.
             Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please, mark, sign, date and return the proxy promptly in the enclosed postage paid envelope.

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

                             YOUR VOTE IS IMPORTANT!

           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY
                          USING THE ENCLOSED ENVELOPE.